Product Purchase and Sale Contract (2)

Party A: Hei Longjiang Chang Xing Dairy Co., Ltd.

Party B: Hei Longjiang Fei He Dairy Co., Ltd.

It is hoped to fully make use of the dairy resources and advanced equipments of Party B, and to take full advantage of the complete market promotion system of Party A, so as to achieve the purpose of supplementing the advantages and developing together. According to certain regulations in “The Contract Law of People’s Republic of China”, after the negotiation between the two parties, Party A entrusts Party B to produce milk powder and rice flour with formulas for babies at Hei Longjiang Fei He Dairy Co., Ltd, which has the licence of manufacturing milk powder for babies. The two parties reach the following agreements:

Item One: Packing specifications, formulas and computation

4	Packing specifications: 25 kilo/package;

5	Formulas: (see the first attached chart);

6	Computation: The standard is the weigh of goods after the acceptance check at the warehouse appointed by Party A;

Item Two: Standards of Quality and Techniques

1 The quality of products is to conform to the international standards as well to the restricted standards determined by both Party A and Party B. (The standards are provided by Party A. See the second attached chart).

2 All auxiliary materials are to be wholly purchased by Party A and sent to Party B's factory. A large amount of raw materials should be purchased by Party B. If there are homogeneous products with equivalent quality, Party B can purchase from suppliers with a lower price, but no substitutes should be used.

4 The production process is to be conducted according to the processing requirements of Party A. As for the unspecified part of Party A's requirements, it is to be conducted according to Party B's present manufacturing technique of baby formula milk powder.

Item Three: Specifications on Packaging of products

5	All packing materials should conform to the requirements of food sanitation;

6	25KG/package, Packaging bags are paper plastic compound packages with built-in plastics;

7	Parcel label should be labeled: product name, specifications (net content), date of production and name of manufacturer;

8	Packaging of products is not to be reclaimed and is without charge.

Item Four: Lists of Product Purchase and Sale

Items	Specifications	Amount (ton)	CIF including taxes (yuan/ton)	Remarks
Rice flour A	25KG/ package	1050 tons	21,000.00 yuan/ton
The price of raw materials is to be verified by Party A's personnel at the factory. If the actual price of raw materials is different from that in the attached chart, or if the price of raw materials rises during the co-operation, both parties should re-negotiate the price in the form of supplementary clauses. This price contains all raw material costs, processing charges, cost of packing materials, transportation charges and so on.

Formula powder C	25KG/ package	520.5 tons	46,200.00yuan/ton

Item Five: Method of Transportation and Place of delivery

3	Method of transportation: motor vehicle transportation

4	Place of delivery: place of delivery specified by Party A.

Item Six: Quality and Time Limit of Delivery

Party B ensures the requirement of Party A: a monthly provision of about 250 tons, with fluctuation of 20%. The specific delivered quantity and time limit should conform to the time of delivery in Party A's "factory order". On the factory order there should be the quantity, time of delivery and so on. Within ten days after Party B received the advance payment from Party A, Party B should produce the first batch of products. On 26th of every month, Party A gives the order of the next month, according to which Party B will produce and deliver goods according to the factory order.

Item Seven: Method of Acceptance Check

The quality and quantity should be checked at the place of delivery. After Party B delivers the goods, that is, sends the bill of lading and product laboratory report in time to Party A, Party A should inform Party B by fax of the quantity of the milk powder on the day of receiving the milk powder. At the time of Party A's acceptance check, if there are differences in the quantity, breakage of product package and underweight, Party A should present the written form by fax to Party B on the day of warehousing. According to the undamaged product quantity, Party A is to warehouse according to the actual weight (take 10 sacks and take the mean value of net weight as the weight of each sack). The products with broken outer packs or inner packs should be retracted by the freight driver. Party A is not in charge of storage. The quality of products is to be checked according to Party A's internal quality standard. If there are quality problems, Party A should present in written form by fax to Party B within seven days after the arrival of goods. Two parties should negotiate specific method of disposition or go to quality-inspecting departments for inspection. If the goods are returned due to quality problems, Party B is to assume the back goods freight. If there is no demur seven days after the arrival of goods, the products of Party B is considered qualified at the acceptance check. Party B does not assume subsequent obligations.

Item Eight: Method of Payment

1 After the signing of the contract, Party A pays Party B 30% of payment for the first batch of goods in advance. Within seven days after the goods are accepted as qualified, the rest of the payment should be settled up. Party A will no longer pay advance payment for the batches of products. Within seven days after Party A receives and accepts the goods, the payment should be settled up. Party A is to send the receipt of remittance by fax to Party B.

2 The type of payment is bank draft or cable transfer;

3 The time of Party A's payment is the time on the bank receipt;

4 Party B is to provide Party A with an invoice with 17% tax rate of value added tax.

Item Nine: Special Agreements

1 Party B has the obligation to fully maneuver its resource advantages, to cooperate as best as possible with the work of Party A's personnel, and to try to improve co-operation and investment environment so as to guarantee the successful progress of production;

2 Party B should exert rigid control over the quality of products according to "Food Sanitation Law". Party B is to be responsible for any quality problems before the acceptance check of Party A's products and also the consequent losses.

3 Party B has the right to reject using unqualified materials ( including unqualified auxiliary materials from Party A's factories);

4 Party B has the right to reclaim and demand of payment on schedule;

5 If there are disputes on the quality detection of products, Party B has the right to require quality-supervision departments above the province level to arbitrate;

6 Party B is to assume the losses due to its breach of contract or violation of operation, while Party A is not responsible; Party A is to compensate fully to Party B for its losses of product overstock due to Party A's failure of payment on time or sudden unilateral termination of the contract.

9	Party B is to cooperate actively with Party A in the regular checking and appraisal, as well as in the work of Party A's personnel at Party B's factory;

10	If either Party A or Party B requires amendments or suspends the contract, one should inform the other 30 days in advance;

9 Party A and Party B can suspend the contract for un-resisted factors (such as war, disaster, great decline in market sales and so on); otherwise, the delinquent party will pay 5% of the sum in the contract as the liquidated damages and compensate for the economic losses of the other party.

10 Party B will not assume responsibility for the normal production tasks due to the delay of payment from Party A.

Item Ten: Settlement of Disputes

At the time of disputes, both parties should negotiate for a settlement. If thee negotiation fails, the disputes can be settled by instituting a law suit to the people's court at the defendant's location.

Item Eleven: Other Agreements

1 Party A will send managerial staff or technicians to assist Party B with guidance, supervision and coordination in production. They will be provided accommodation for free by Party B, and their diet expenses are to be disposed by Party A.

2 Party B is responsible for coordinating relations with local quality-inspection, industrial and commercial departments. The expenses will be assumed by Party B.

3 Party B provides: A repetition of enterprise business license, photocopies of toll registration certificate, baby formula milk powder of Party B's subsidiary companies, manufacturing licence of rice flour and sanitation license, as well as product test reports.

4 Party B is to keep strict security on the formula and manufacturing technique provided by Party A. Party B is to compensate for any losses of Party A due to the leak of secrets.

5 Time limit of co-operation: The time limit of co-operation between Party A and Party B is from May 1st, 2005 to December 31st, 2005. Refer to the date of signature between the two parties. After the contract expires, if both parties are willing to continue corporation, this contract can be signed continually.

6 This agreement is in quadruplicate. Each party holds two copies (the faxes copies also have equivalent legal effects). The agreement takes effect on the date of signature.

Attached page

Party A: Hei Longjiang Chang Xing Dairy Co., Ltd	Party B: Hei Longjiang Fei He Dairy Co., Ltd
Juristic Person:	Juristic Person:
Entrusted agent:	Entrusted agent: Zhang Zhenjiang
Bank:	Bank: Construction Bank at Keshan Town
Bank account:	Bank account: 23001627950050500102
Tax Registration Number:	Tax Registration Number: 230230736928960
Address:	Address: Qing Xiang Street, Kedong Town, Hei Longjiang province
Telephone:	Telephone: 13706395987
Fax:	Fax: 0452-4312293

Date of signature: Aprils 26th, 2004